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                  MIKOHN GAMING ADOPTS SHAREHOLDER RIGHTS PLAN

LAS VEGAS, JUNE 9 -- Mikohn Gaming Corp. (Nasdaq: MIKN) announced today that its board of directors has adopted a Stockholder Rights Plan in order to protect the interests of its stockholders in the event of any hostile takeover activity. The company emphasized that adoption of the Plan is not in response to any acquisition proposal, and the company is not aware of any such proposal.

"The Stockholder Rights Plan is designed to allow all Mikohn stockholders to realize the long-term value of their investment in the company, protect our stockholders against coercive and abusive acquisition techniques, and encourage a potential acquirer to negotiate directly with our board for the benefit of all stockholders," said David J. Thompson, Mikohn's chairman, president and chief executive officer.

To implement the Plan, the board has declared a distribution of one right for each of the company's outstanding common shares. Each right entitles the holder to purchase from the company 1/1,000th of a Series A Junior Participating Preferred Share (a "Preferred Share") at a purchase price of $16.00 per right, subject to adjustment. One one-thousandth of a Preferred Share is intended to be approximately the economic equivalent of one common share. The rights will expire on June 14, 2009 unless redeemed by the company as described below.

At the time of the adoption of the Plan, the rights will not be exercisable and will trade with the company's common shares. The rights will become exercisable after specified time periods if a person or group (i) becomes the beneficial owner of 20% or more of the then outstanding common shares of the company, (ii) announces an offer to acquire 20% or more of the company's then outstanding common shares or (iii) is determined by the board of the company to be an Adverse Person (as defined in the Rights Plan).

If a person or group acquires 20% or more of the company's outstanding common shares, then each right not owned by the acquiring person or its affiliates will entitle its holder to purchase, at the right's then-current exercise price, common shares (or, in certain circumstances, cash, property or other securities of the company) having a market value equal to twice the then-current exercise price. In addition, if, after the rights become exercisable, the company is acquired in a merger or other business combination transaction with an acquiring person or its affiliates or sells 50% or more of its assets or earnings power to an acquiring person or its affiliates, each right will entitle its holder, other than the Acquiring Person or its affiliates, to purchase, at the right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice the right's exercise price. The board of directors may redeem the rights, in whole, but not in part, at a price of $.01 per right.

The distribution will be made on or about June 17, 1999, payable to shareholders of record at the close of business on June 14, 1999. The initial distribution of rights is not taxable to stockholders.

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A Summary of the Rights Plan will be mailed to all common stockholders of record following the record date. This summary will be posted on the company's website, located at www.mikohn.com, prior to the record date.

Mikohn pioneered the development of progressive jackpot technology and exciting visual displays for casinos. Today, the company designs, develops, manufactures, and markets a wide range of proprietary products for the casino gaming industry worldwide including games, systems, and signs.

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: Except for historical information, statements in this release regarding the business outlook for Mikohn Gaming Corporation (the Company) are forward looking and are subject to certain risks and uncertainties including the overall industry environment, customer acceptance of the Company's new products, delay in the introduction of new products, the further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company's high leverage, debt service obligations and other factors indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.